Exhibit 99.1

[LOGO]Lakeland
      Industries Inc.

                            711-2 Koehler Avenue, Suite 2 - Ronkonkoma, NY 11779
                                     (631) 981-9700 - www.lakeland.com
                                                      ----------------

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

            Lakeland Industries Q1 FY 2006 Net Income Increases 20.2%

RONKONKOMA, NY - June 9, 2005 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that net income increased $0.28 million, or 20.2%, to $1.71 million for the three months ended April 30, 2005 from $1.43 million for the three months ended April 30, 2004. Lakeland is a leading manufacturer of industrial protective clothing for industry, municipalities, and healthcare and for first responders on the federal, state and local levels.

Net sales decreased $1.1 million, or 4.2%, to $25.7 million for the three months ended April 30, 2005 from $26.8 million for the three months ended April 30, 2004, not entirely for lack of orders, but due to supply chain problems precluding us from fulfilling all our orders. Gross profit decreased $0.2 million, or 3.2%, to $5.8 million for the three months ended April 30, 2005 from $6.0 million for the three months ended April 30, 2004. However, gross profit as a percentage of net sales increased to 22.5% for the three months ended April 30, 2005 from 22.3% for the three months ended April 30, 2004.

More significantly, operating profit increased 6.4% to $2.5 million for the three months ended April 30, 2005 from $2.4 million for the three months ended April 30, 2004. Operating margins increased to 9.9% for the three months ended April 30, 2005 compared to 8.9% for the three months ended April 30, 2004. Lakeland's operating margins are at the highest levels in the Company's history, which were 8.0%, 6.5%, 5.6% and 4.8% in fiscal 2005, 2004, 2003 and 2002, respectively.

Despite rising raw material prices, we have been able to increase profits over last year due to tighter controls on our SG&A expenses and moving our domestic U.S.A. manufacturing to our Mexican and Chinese subsidiaries.

During the second quarter ended July 31, 2004, the Company issued 1,285,750 new shares to the public that helped solidify our balance sheet, and in April 2005 recorded a 10% stock split of 456,161 additional shares. These issuances of shares had a negative impact on the Company's earnings per share, because the weighted average shares outstanding increased 39% for the three months ended April 30, 2005, compared to the three months ended April 30, 2004. Earnings were $0.34 per basic and diluted share for the three months ended April 30, 2005, compared to $0.40 per basic and diluted share for the three months ended April 30, 2004, even though net income increased $0.28 million, or 20.2%, to $1.71 million for the three months ended April 30, 2005 from $1.43 million for the three months ended April 30, 2004.

On April 30, 2005, the Company's balance sheet included total assets of $63.9 million, cash and marketable securities of $8.7 million, working capital of $49.8 million, no bank debt and stockholders' equity of $56.2 million or $11.20 per share of tangible book value.

"Fiscal 2006 will be a challenging year," stated Christopher J. Ryan, President and CEO of Lakeland Industries. "Thus, it is our current expectation that it will be difficult to improve upon FY05 earnings on a per share basis. Firstly, as of April 2005 Tyvek(R) garment prices have not risen as fast as raw material prices have, however, prices for garments (as opposed to raw material prices) appear to be headed upward by July 2005 and more so from a net point of view than the continually increasing raw material prices. Thus, it is not absolutely clear yet, but as we see specific garment style price increases in the market place we suspect these will increase our gross margins starting in July 2005 and forward from what we are currently experiencing. Secondly, as stated in prior releases, we will be absorbing an inordinate amount of professional fees and new accounting salaries in order to comply with the minute dictates of Sarbanes Oxley which we expect will cost us in FY 2006 approximately $700,000 in additional expense plus $100,000 in software and hardware capital expenditures. Therefore, year end results will be much clearer by the end of our third quarter ended October 31, 2005.

Mr. Ryan added, "However, we do believe fiscal 07, ending on January 31, 2007, will be a rewarding year as garment prices should climb more than raw material prices, Sarbanes expenses and other operational expenses should be further reduced and new streams of accretive earnings should come on as the result of acquisitions hopefully made this coming summer and autumn," along with and our drive to increase international sales in Asia, Europe and South America.

Lakeland will host a conference call at 4:30 PM (EST) on June 9, 2005 to discuss the Company's first quarter results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO. Investors can listen to the call by dialing
(800) 370-0898 (Domestic) or (973) 409-9260 (International). For a replay of this call, dial 877-519-4471 (Domestic) or 973-341-3080 (International) and give the Pass Code of 6151539.

About Lakeland Industries, Inc.:
Lakeland is among one of the leading companies designing and manufacturing protective garments for industry, municipalities, and the burgeoning homeland security field. Lakeland Industries' products have established and maintained their global reputation for overall quality. Indeed, our products have long been recognized as the field's gold standard for quality - that essential, expected and deserved constituent of any protective wear.

For more information concerning Lakeland, please visit us at: www.lakeland.com
                                                              ----------------

Contact:
Lakeland Industries    Chris Ryan, (631) 981-9700, chrisr@lakeland-ind.com
                       Gary Pokrassa, (631)981-9700, garyp@lakeland-ind.com.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital or which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected", "planned", "intended", "anticipated," "estimated" or "expected," which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events conditions or circumstances on which such statement is based

                   LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)


                                               Three Months Ended
                                                    April 30,
                                             2005              2004
                                             ----              ----

Net sales                                $    25,709       $    26,838

Cost of goods sold                            19,915            20,859
                                         -----------       -----------

Gross profit                                   5,794             5,979

Operating expenses                             3,248             3,587
                                         -----------       -----------

Operating profit                               2,546             2,393

Other income, net                                 23                 9

Interest expense                                  --              (137)
                                         -----------       -----------

Income before minority interest                2,569             2,265

Minority interest in net income of
variable interest entities                        --               119
                                         -----------       -----------

Income before income taxes                     2,569             2,146

Provision for income taxes                       856               721
                                         -----------       -----------

Net income                               $     1,713       $     1,425
                                         ===========       ===========

Net income per common share*:
    Basic                                $      0.34       $      0.40
                                         ===========       ===========
    Diluted                              $      0.34       $      0.40
                                         ===========       ===========

Weighted average common
shares outstanding*:
    Basic                                  5,017,046         3,601,318
                                         ===========       ===========
    Diluted                                5,021,476         3,606,683
                                         ===========       ===========

* Adjusted for the 10% stock dividend to shareholders of record on April 30, 2005 and reflects 1,280,750 shares offered to the public in June and July 2004.

                   LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                        April 30,    January 31,
                                                          2005          2005
ASSETS

Current assets:
Cash and cash equivalents                                $ 8,680       $ 9,185
Accounts receivable, net                                  14,997        13,117
Inventories                                               31,102        30,906
Deferred income taxes                                        961           961
Other current assets                                       1,162           959
                                                         -------       -------
    Total current assets                                  56,902        55,128

Property and equipment, net                                6,774         5,014
Other assets                                                 234           171
                                                         -------       -------
                                                         $63,910       $60,313
                                                         =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                         $ 5,078       $ 2,710
Accrued expenses and other current liabilities             2,058         1,442
                                                         -------       -------
    Total current liabilities                              7,136         4,152

Other long-term liabilities                                  508           495
Deferred income taxes                                         86            86
Minority interest in Variable Interest Entities               --         1,113

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par; authorized
    1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
    10,000,000 shares; issued and outstanding
    5,017,046 and 4,560,885 shares at April
    30, 2005 and at January 31, 2005, respectively            50            46
Additional paid-in capital                                42,431        36,273
Retained earnings                                         13,698        18,148
                                                         -------       -------
    Total stockholders' equity                            56,180        54,467
                                                         -------       -------
                                                         $63,910       $60,313
                                                         =======       =======